EXHIBIT 10.2

Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “***”.

DISTRIBUTION AGREEMENT

This agreement (“Agreement”) dated as of November 13, 2014 (“Effective Date”) is made by and between CÜR Media, Inc. a Delaware corporation with offices at 2217 New London Turnpike, South Glastonbury, CT 06073 (“Company” or “CÜR”), and MusicNet, Inc., d/b/a MediaNet Digital, Inc. a Delaware corporation with its principal offices at 2401 Elliott Avenue, Suite 300, Seattle, WA 98121 (“MediaNet”).

WHEREAS, MediaNet owns and operates the MediaNet Service (as defined below), which enables the digital transmission of Sound Recordings;

WHEREAS, Company owns and operates the web portal located at www.curmusic.com and sub-domains thereof and Company-branded applications for use on mobile and other hardware devices (“Company Application”);

 WHEREAS, MediaNet wishes to provide the MediaNet Service (as defined below) to Company, and Company wishes to receive the MediaNet Service so that it may make the Company Service (as defined below) accessible to users of the Company Application pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions

1.1 “Beta Period“ has the meaning set forth on Exhibit A.

1.2 “Breach Notice” has the meaning set forth in Section 8.2.

1.3 “Clearances” mean any and all applicable rights, clearances, consents, licenses and permissions that are necessary for the provision of Sound Recordings (including the associated Core Metadata) and the underlying musical works through the Company Service as set forth herein, and for Company to receive the Sound Recordings and the underlying musical works from MediaNet, subject to third party restrictions.

1.4 “Coding Fees” mean the fees payable to licensors of digital media encoding and decoding technologies.

1.5 “Company Application” has the meaning set forth in the preamble.

1.6 “Company Marks” means the trade names, logos, trademarks and service marks provided by Company, directly or indirectly, to MediaNet for use hereunder including, without limitation, any icons.

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1.7 “Company Materials” means, collectively, any content, links, marks, functionality, technology, websites, modules, and/or other information, technology and materials owned, operated, marketed, provided by, licensed and/or distributed by Company, including, without limitation, all Company related patents, patent rights, trademarks, service marks, copyrights, works of authorship, trade secrets and other proprietary interests. For the avoidance of doubt, the rights in and to the Sound Recordings and the underlying musical works (as distinguished from the tangible and personal property rights) will be provided by Company as set forth herein and be deemed Company Materials hereunder.

1.8 “Company Service” means the Company Materials and the MediaNet Service as each are further described herein, which together enable a digital music content service to be provided by Company to End Users, which will enable End Users to engage in the Streaming of Sound Recordings.

1.9 “Company Usage Report” has the meaning set forth in Section 4.7.

1.10 “Confidential Information” has the meaning set forth in Section 11.1.

1.11 “Content Guide Data” means third party and/or MediaNet data relating to music and artists, in addition to the Core Metadata, as further set forth on Exhibit B.

1.12 “Content Guide Data Feed” has the meaning set forth in Section 2.2(e).

1.13 “Content Supplier” means a party that owns, controls and/or licenses rights related to the content provided to Company hereunder, including, without limitation, record companies and music publishers.

1.14 “Content Supplier Agreement” means a license with the owner or controller of a Sound Recording and/or musical work, whether voluntary, compulsory/statutory or otherwise, whereby such third party confers upon Company or MediaNet, as the case may be, the authority to make available Sound Recordings, musical works and/or applicable Core Metadata to End Users through the Company Service, including, without limitation, agreements with record labels, music publishers and performing rights organizations.

1.15 “Content Supplier Costs” means the sum of the cost of the Sound Recordings, including the underlying musical works, charged by or due to the Content Suppliers, including, without limitation, amounts charged by record labels, music publishers and performing rights organizations.

1.16 “Core Metadata” means the data utilized to identify a particular Sound Recording as further set forth on Exhibit B.

1.17 “Core Metadata Feed” has the meaning set forth in Section 2.2(d).

1.18 “Effective Date” has the meaning set forth in the Preamble.

1.19 “End User” means any user of the Company Service.

1.20 “End User Agreement” means a click-through agreement, or comparable agreement, which, if required by a Content Supplier Agreement, an End User must expressly accept prior to accessing any content from the Company Service, which has been or will be drafted by Company, which may be incorporated into existing terms of service governing the Company Application and will comply with all requirements forth in the Content Supplier Agreements.

1.21 “Equipment” means any computer hardware, software, and telecommunications or other equipment used by MediaNet in encoding, hosting, maintaining, operating, servicing, updating and making the MediaNet Service available to Company.

1.22 “Force Majeure Event” has the meaning set forth in Section 13.2.

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1.23 “Images” means all images made available to Company as part of the Content Guide Data, including, without limitation, artist images.

1.24 “Initial Term” has the meaning set forth in Section 8.1.

1.25 “Launch Date” has the meaning set forth in Section 2.5.

1.26 “MediaNet Fees” means all amounts due to MediaNet by Company pursuant to this Agreement, including, without limitation, ***, but excluding the Content Supplier Costs.

1.27 “MediaNet Marks” means the trade names, logos, trademarks, and service marks provided by MediaNet, directly or indirectly, to Company for use hereunder, including, without limitation, any icons.

1.28 “MediaNet Materials” means, collectively, any content, links, functionality, technology and/or other materials provided by MediaNet in connection with this Agreement or otherwise owned, operated, marketed or distributed by MediaNet, including but not limited to the MediaNet System, MediaNet Marks, MediaNet’s Web Services and other information, technology and materials provided or used by MediaNet hereunder, including, without limitation, all related patents, patent rights, trademarks, service marks, copyrights, works of authorship, trade secrets and other proprietary interests. For the avoidance of doubt, the tangible and personal property rights (as distinguished from the intellectual property rights) in and to the digitized and/or encoded files of the Sound Recordings and Core Metadata provided to Company hereunder shall be owned by MediaNet and be deemed MediaNet Materials.

1.29 “MediaNet Server” means, individually or collectively, those dedicated servers supporting the MediaNet Service including but not limited to the download servers and licensing servers.

1.30 “MediaNet Service” has the meaning set forth in Section 2.2.

1.31 “MediaNet Software”***.

1.32  “MediaNet System” means all systems of MediaNet associated with the MediaNet Service, including, without limitation, the MediaNet Software, MediaNet Server and Equipment.

1.33 ***

1.34 “MediaNet Web Services” ***

1.35 ***

1.36 “Off-Site Cache” has the meaning set forth in Section 2.10.

1.37 “Renewal Term” has the meaning set forth in Section 8.1.

1.38 “Registered Device” means a hardware device and its associated software and firmware code that is compatible with the Company Service and the Specifications and is able to respect the usage rules and security requirements as set forth herein and in the Content Supplier Agreements, through which an End User may access Sound Recordings.

1.39 ***

1.40 “Sound Recording(s)” means an audio-only embodiment of performances of musical works or spoken-word performances.

1.41 “Specifications” means the terms of use, description of design, technical and functional capabilities, of the MediaNet Service, MediaNet Software and Equipment, including compatible software, and other attributes of the MediaNet System, all as set forth in this Agreement and exhibits hereto or as otherwise may be provided to Company by MediaNet.

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1.42 “Stream” (as a noun) means the digital transmission made in the process of Streaming.

1.43 “Stream” or “Streaming” (as a verb or gerund) means the single, encrypted digital transmission of a Sound Recording, or any part thereof, via the Internet, which transmission is contemporaneous with the End User being able to hear (via a Registered Device) the recording embodied therein and which is not intended to be stored by the End User on the End User’s Registered Device (other than ephemerally on the End User’s Registered Device), except to the extent that the Sound Recording remains accessible for future listening from a local cache on the Registered Device when such Registered Device is not able to connect to the Internet, subject to the rights granted to Company by the Content Suppliers.

1.44 “Term” has the meaning set forth in Section 8.1.

1.45 “Territory” means the United States and its territories and possessions.

1.46 “Tier 1 Support” means the provision of customer support directly to End Users.

1.47 “Tier 2 Support” means the provision of support to Company technical and customer service representatives to assist in the resolution of issues related to Tier 1 Support.

1.48 “Usage Data” means the number of Streams that take place through the Company Services and the total number of End Users using the Company Service.

1.49 “User Data” means any information with respect to an End User, including passwords, name, age, physical address, and email address.

2. Provision of Service

2.1 Company Service. The Company Service will be made available to End Users through the Company Application in accordance with the terms of this Agreement. Except as otherwise set forth in this Section 2, Company will be solely responsible for all aspects of the Company Service, including, without limitation:

a.	End User Interface. Company will be solely responsible for the maintenance and operation of the End User interface at its own expense.

b.

Registration. The registration process for the Company Service will be created and managed by Company. Company will ensure that, prior to it providing the Company Service to an End User, such End User must be subject to an End User Agreement. Company agrees that if an End User does not accept such terms of service, such End User will be prohibited and prevented from accessing or using the Company Service.

c.	Hosting. Company will host the Company Service, excluding the MediaNet Service, on its own servers or third party servers.

d.

Compliance. Company shall be solely responsible for ensuring that the Company Service and the End Users’ Registered Players are in compliance with the Content Supplier Agreements and this Agreement at all times, including, without limitation, any usage restrictions set forth therein.

e.	Billing. Company will be responsible for all billing to End Users and will be responsible for all expenses associated therewith (e.g., credit card fees).

f.	Customer Support. Company will provide, or cause to be provided, Tier 1 Support. Company will bear the cost for all Tier 1 Support.

g.

Company Integration Environment. Company will provide MediaNet with access to an “integration environment” of the Company Service, which is a replica of the Company Service provided to MediaNet for the purposes of development and testing the Company Service with the MediaNet System, which will be updated as necessary by Company to reflect any updates or changes with the Company Service.

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2.2 Elements of the MediaNet Service. The “MediaNet Service” consists of the MediaNet Web Services and the services described in this Section 2.2. The MediaNet Service is the so called “back end” of the Company Service and enables and provides for the delivery of Sound Recordings to End Users. The MediaNet Web Services must be implemented and operated in accordance with the Specifications. MediaNet will provide the following services to Company as part of the MediaNet Service:

a.	Encoding. MediaNet will encode the Sound Recordings in the formats set forth on Exhibit E, subject to the rights granted to Company by the Content Suppliers.

b.	Hosting. MediaNet will host the MediaNet Service on its own servers or third party servers.

c.

Catalog. MediaNet will make available to Company a catalog of Sound Recordings made available to MediaNet by the Content Suppliers for use on the Company Service, on a non-exclusive basis and subject to any third party restrictions, (the “Catalog”); provided, however, that Company and/or MediaNet, as the case may be, has obtained the rights necessary to make such Sound Recordings, including the underlying musical works, available to End Users through the Company Service.

d.

Core Metadata. The Core Metadata will be provided to Company in an electronic XML file (“Core Metadata Feed”), which will be made available to Company in its entirety on a monthly basis and incrementally updated throughout each month of the Term.

e.

Content Guide Data. MediaNet will make available to Company an electronic XML file containing the Content Guide Data (the “Content Guide Data Feed”) for use in connection with the Company Service. Company must display any attribution statements provided to Company by MediaNet in connection with the Content Guide Data in a clear and legible location and font, the size of which shall be consistent with the associated text and/or image. Company acknowledges and agrees that the Images are provided to Company at no cost solely for display in connection with the Application pursuant to this Agreement. Company further agrees that it is solely responsible for obtaining all clearances and consents to use the Images in connection with the Company Service.

f.

MediaNet Support. MediaNet will provide Company with support to enable the resolution with respect to the MediaNet Services, including, without limitation, appointing a dedicated account manager, technical support during Company’s integration of such services and the launch of the Company Service, and ongoing technical support in connection with such services.

g.	Customer Support. MediaNet will provide, or cause to be provided, Tier 2 Support.

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2.3 Clearances, Reporting & Payments. Company will obtain all Clearances and will administer and timely pay (or cause to be timely paid) all fees and royalties pursuant to such Clearances, including to any record company, publisher, artist, composer, producer, mechanical and union royalties and fees which may become payable as a result of the distribution of the Sound Recordings and the underlying musical works through the Company Service throughout the Territory. Upon the mutual agreement of the parties, Company may opt to take advantage of Clearances for the Sound Recordings obtained by MediaNet through its agreements with independent record labels in accordance with such agreements, and in such event Company will not be required to obtain the applicable Clearances for the content covered by such agreements. Notwithstanding the foregoing and to the extent Company pays MediaNet the Content Supplier Costs on a timely basis, MediaNet will pay (or cause to be paid) all royalties due to the record labels and music publishers pursuant to the Clearances. In the event any Content Supplier Agreements impose additional obligations upon MediaNet (including any reporting requirements that are not part of MediaNet’s standard reporting processes), all work required by MediaNet to comply with such obligations will be deemed professional services subject to Section 3.1(e).

2.4 Removal of Content. With respect to all content provided hereunder, the parties agree that upon the request of MediaNet by any rightsholder, which is communicated to Company, including, without limitation, via the Core Metadata Feed, Company will promptly discontinue the availability of any such content through the Company Service in accordance with such takedown request. Additionally, MediaNet may discontinue the availability of any Sound Recordings made available to Company in the Catalog to the extent it determines, in its sole discretion, that Company has not obtained the rights to make such Sound Recordings and/or the underlying musical works available through the Company Service, and in such event, Company will promptly discontinue the availability of such Sound Recordings through the Company Service.

2.5 Launch. The parties will work together in an effort to launch the Company Service as soon as commercially practicable after the Effective Date. The date upon which the Company Service is launched will be referred to as the “Launch Date.”

2.6 Retained Rights. As between the parties, and except as otherwise set forth in this Agreement and subject to the restrictions set forth in Section 7.2, MediaNet retains all right, title and interest in and to the MediaNet Materials and the MediaNet Marks, and Company retains all right, title and interest in and to the Company Marks and the Company Materials. Each party reserves all rights not expressly granted to the other party under this Agreement.

2.7 Branding. Company will include MediaNet attribution branding on the Company Service in an “about us” or similar page. Furthermore, in the event that Company includes the branding of any third-party content or services provider on the Company Application or within the Company Service, Company will include MediaNet attribution branding in a location and manner no less favorable than that of any such third party. Any MediaNet branding to be used by Company pursuant to this Section 2.7 will be provided by MediaNet.

2.8 Restrictions Company will comply with all restrictions set forth in the Content Supplier Agreement. Company will further comply with the following restrictions applicable to the MediaNet Service and the MediaNet Materials.

a.	Company may not use the MediaNet Materials for any improper or illegal purpose.

b.	Company may not resell, redistribute or authorize the resale or redistribution of the MediaNet Materials or any element thereof to any third party.

c.	Company may not modify, create derivative works of, reverse engineer, disassemble, decompile, or otherwise attempt to derive the source code or underlying trade secrets of the MediaNet Service.

d.	Subject to the terms and conditions herein, Company may not sublicense, copy, distribute, transfer or lease the MediaNet Materials or any component thereof to any third party.

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e.

Company may not use the MediaNet Service to build or contribute to any other third party content or music service. Company may make the Company Service available through co-branded versions of the Company Application, provided that, (i) the Company Application remains in Company’s sole control at all times, and (ii) all such co-branding is pre-approved by MediaNet in writing on a case-by-case basis (such approval may not be unreasonably withheld). In no event will the Company Service or Company Application be made available on a “white label” basis.

f.

The Company Service may not (i) cause, control, encourage, induce, facilitate, promote or advertise activities, products or services that are illegal (including the illegal copying or unauthorized distribution of third party copyrighted material), violent, defamatory or discriminatory; (ii) display or advertise pornography; (iii) sell or advertise products or services for alcohol, tobacco, firearms or gambling; (iv) endorse any religious cause, political position or political candidate; or (v) engage in any activities that may be deemed objectionable by Content Suppliers in their sole discretion, including linking to objectionable web sites.

g.

Company may not (i) access (or attempt to access) the MediaNet Service by any means other than through the MediaNet Web Service, unless otherwise authorized by MediaNet in writing; (ii) make copies of any element, or portion thereof, associated with the MediaNet Service, unless otherwise agreed to by MediaNet, provided that any use of such elements or portions for Company marketing purposes will be subject to MediaNet’s reasonable prior written approval; (iii) cache or save local copies of any Sound Recordings, except as otherwise authorized by MediaNet in writing; (iv) make use of any MediaNet Materials other than in accordance with the terms of this Agreement; or (v) unless authorized by Company through its Content Supplier Agreements or otherwise, or cleared independently by Company or by a third party on behalf of Company, make any use (directly or indirectly) of names or likenesses provided by MediaNet of any artist, record company and/or any other persons contributing to the recording or creation of any Sound Recordings in advertisements, promotions, press releases or marketing materials for the Company Service.

h.

Company will use standards customary in the industry to restrict access to or use of the Company Service to End Users who are located in the Territory and Company will not be permitted to intentionally market or promote outside the Territory the availability of the Company Service. For example and without limiting the foregoing, Company will not place advertisements in media published for, or circulated to, consumers outside of the Territory. For the avoidance of doubt, this Section is not intended to restrict advertising or marketing on the Internet within the Territory, it being understood that such online marketing and promotions for the Company Service may be accessible outside the Territory.

i.

Unless otherwise authorized by the applicable Content Supplier, the Core Metadata and front-cover album artwork, must be used by Company solely in connection with the sale and promotion of the applicable content to which such data relates (e.g., front-cover album artwork may only be made available in connection with the performance and/or promotion of the applicable content on or through the Company Service), as determined by MediaNet in its sole discretion.

j.	Unless otherwise authorized, Company will not use the MediaNet Materials as an endorsement of any party or service, including but not limited to, Company.

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2.9 ***

2.10 Off-Site Cache. MediaNet and Company agree to enter into good faith discussions regarding a possible off-site cache of Sound Recordings for use by Company in connection with the Company Service (“Off-Site Cache”). Except for those obligations specifically enumerated in the first sentence of this Section 2.10, neither party will have any obligations with respect to the Off-Site Cache unless otherwise memorialized in an instrument signed by authorized signatories of the parties.

3. Financial Terms

3.1 Payment Model.

a.	***

b.	***

c.	***

d.	Content Supplier Costs. On a monthly basis, Company will pay MediaNet all Content Supplier Costs for which MediaNet is obligated to pay the Content Suppliers pursuant to Section 2.3.

e.

Professional Services & Materials. Additional professional services, including, but not limited to, any technical assistance and customization to the Company Service required by Company (e.g., creation of custom catalogs, any customization to MediaNet reporting and/or payment processes required by Company or a Content Supplier Agreement), other than specifically described herein, may be provided by MediaNet at its then current rate, but not less than $250 per hour. MediaNet reserves the right to refuse any request for any such additional technical support or professional service. Additionally, the cost of any materials requested by Company used in connection with the Company Service, other than those specified herein, will be paid for by Company. MediaNet reserves the right to refuse any request for any such additional materials.

f.	Coding Fees and Rights. Company is responsible for paying Coding Fees, if applicable.

g.

MediaNet Fees. The parties acknowledge and agree that the MediaNet Fees are in consideration for providing access to, maintaining, upgrading and the ongoing development of and improvements to the infrastructure and technologies provided by MediaNet to Company hereunder, which such fees under all circumstances shall be separate and distinct from any and all Content Supplier Costs.

3.2 Advertising. The Company may sell advertising in connection with the Company Service subject to the restrictions set forth in the Content Supplier Agreements. In the event any Content Supplier (e.g., record company, music publisher or performing rights organization) requires from Company, as a part of their overall compensation for the distribution of their content on the Company Service, a participation in sums received by Company from advertising sales in connection with the Company Service, Company will pay such Content Supplier Costs as set forth herein. Company will report to MediaNet on a monthly basis in a format mutually agreed by the parties detailing the advertising revenue received by Company, so long as such reporting is necessary for MediaNet’s reporting to the Content Suppliers. In addition, Company will be responsible for serving the advertisements and any costs associated with the inclusion of such advertisements. MediaNet will incur no costs in connection with advertising on the Company Service.

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4. Payment Terms and Audits

4.1 Payment Terms. All amounts due to MediaNet hereunder will be paid by Company to MediaNet within thirty (30) days following receipt of an invoice from MediaNet (or, if a shorter period is required by a Content Supplier, such shorter period as mutually agreed by the parties to enable compliance with the applicable Content Supplier requirements), with the exception of *** which will be paid upon the applicable payment dates set forth in Section 3.1, above. All amount set forth in this Agreement are in United States Dollars. All payments will be made by Company to MediaNet in United States Dollars and by wire transfer directed to:

***

or to such other account as identified by MediaNet from time to time. Company will pay MediaNet without setoffs or deductions.

4.2 Invoice. Within ten (10) days from the end of each month, MediaNet will provide Company with an invoice which will be accompanied by an accurate (to the best of MediaNet’s knowledge) report containing a description and calculation of the applicable payments for the period concerned in detail sufficient to support the calculations of the amounts due. Acceptance by the Company of any report furnished shall not preclude the Company from questioning its correctness and, in the event that any inconsistencies or mistakes are discovered by Company, Company will provide written notice of such to MediaNet and the parties will discuss in good faith such inconsistencies or mistakes and rectify such as applicable. Notwithstanding the foregoing, all such reports will be deemed accepted by Company if Company does not provide MediaNet written notice of any such inconsistencies or mistakes within six (6) months following the date such report is issued to Company by MediaNet. Company will also submit the information set forth on Exhibit C upon request.

4.3 Taxes. Each party will be responsible for and pay all taxes, including sales, use, or value-added taxes, duties, withholding taxes and other assessments now or hereafter imposed, that arise as a consequence of the sale of products through their respective services or payments made to the other pursuant to this Agreement. If Company is required to collected taxes on behalf of any Content Supplier, within four (4) business days from the end of each month of the Term, Company will pay to MediaNet all applicable taxes and report such to MediaNet through MediaNet Web Services, so long as MediaNet is administering such reporting and payments to Content Suppliers. For the avoidance of doubt, Company will be solely responsible for all sales tax associated with the Company Service, and any withholding taxes assessed on payments to MediaNet hereunder.

4.4 Audit Rights. Company and MediaNet will maintain books and records with respect to sums payable to MediaNet hereunder. Either party may, at its own expense no more than once per calendar year and not more than once with respect to any period, hire a third party independent auditor to examine and make extracts of the other party’s books and records only as they relate to the payment of sums due to MediaNet hereunder. The examining party may make those examinations only during the other party’s usual business hours, at the place where such party keeps the books and records and on reasonable prior written notice (not less than thirty (30) days). Such books and records will be kept at the Company’s and MediaNet’s headquarters, respectively.

4.5 Interest. Company will pay interest, if any, at the rate of two-thirds of one percent (.667%) per month, or the maximum rate permitted by law, whichever is less, from the date due, on any required payment that is not made on or before its due date, without prejudice to any other rights MediaNet may have in connection such delinquency.

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4.6 MediaNet Reporting. MediaNet will provide a monthly feed or report which provides Usage Data regarding Streams of Sound Recordings, as applicable, during the previous month, which feed or report may be modified from time to time.

4.7 Company Reporting. No later than ten (10) days following the end of each month of the Term (or, if a shorter period is required by a Content Supplier, such shorter period as mutually agreed by the parties to enable compliance with the applicable Content Supplier requirements), Company will provide MediaNet with a reporting feed which provides all information MediaNet requires to report to the Content Suppliers as set forth herein in a MediaNet prescribed format, which feed may include, but not be limited to, the number of End Users using the Company Service, total number of plays (including the plays of Streams from the Streaming Cache Reproduction) and total revenue from the Company Service, (the “Company Usage Report”).

4.8 Additional Company Reports about the Company Service. Upon request by MediaNet, Company will provide MediaNet with reports which set forth, with respect to the Company Service, such information as MediaNet reasonably may require to meet any reporting or auditing obligations that MediaNet may owe to third parties in connection with this Agreement.

5. Publicity

The parties will issue a joint press release regarding their relationship under this Agreement upon execution of this Agreement. Neither party will issue any other press release or make any other public statement regarding the existence of this Agreement or any of the terms or conditions of this Agreement without the prior written consent of the other party. MediaNet acknowledges that this Agreement may be deemed to be a “Material Contract” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such document as an exhibit to registration statements or reports filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. In the event that, in the written opinion of Company’s counsel, this Agreement is deemed a Material Contract and Company is required to include this Agreement as an exhibit to any such registration statements or reports, Company will provide MediaNet with written notice of such, redact from the Agreement all sensitive terms and information in consultation with MediaNet, prior to the filling of such registration statements or reports and request that this Agreement be accorded confidential treatment by the recipients of such registration statements or reports.

6. Data & MediaNet Reporting

6.1 User Data. User Data will be the sole property of Company. Company will treat such information in accordance with Company’s privacy policy, and in accordance with all applicable laws, rules and regulations.

6.2 Usage Data. Usage Data will be the joint property of MediaNet and Company. MediaNet and Company will treat such information in accordance with their respective privacy policies, and in accordance with all applicable laws, rules and regulations.

6.3 Other Data. All other data generated in connection with the Company Service will be owned by MediaNet if generated by MediaNet or its affiliates, and will be owned by Company if generated by Company or its affiliates.

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7. Use of Marks and Materials

7.1 License.

a.

MediaNet hereby grants to Company, and Company hereby accepts, the limited, royalty-free, nontransferable, nonexclusive right during the Term (without the right to sublicense) to use, reproduce, distribute, and publicly display the MediaNet Materials in the Territory only for the purposes of fulfilling its obligations under this Agreement.

b.

Company hereby grants to MediaNet, and MediaNet hereby accepts, the limited, royalty-free, nontransferable, nonexclusive right during the Term (without the right to sublicense) to use, reproduce, distribute, and publicly display the Company Materials in the Territory only for the purposes of fulfilling its obligations under this Agreement.

c.

Company hereby grants to MediaNet, and MediaNet hereby accepts, the limited, royalty-free, nontransferable, nonexclusive, worldwide right during the Term to use, reproduce, distribute, transmit, and publicly display the Company Marks on MediaNet’s informational website, currently located at www.mndigital.com, and in connection with MediaNet’s marketing materials, at all times in accordance with the terms and conditions set forth herein, including without limitation Section 7.2, below. This Section 7.1(c) will survive expiration or termination of the Term for two (2) years.

7.2 Restrictions. Company will use the MediaNet Marks solely in accordance with all of the terms and conditions set forth herein, will exhibit and display such MediaNet Marks in the exact form provided by MediaNet (except for immaterial modifications for formatting purposes), will not make or permit the making of any copies thereof in whole or in part except as required for the purposes herein specified, will not have the right to authorize others to use such MediaNet Marks except as reasonably required for the purposes herein specified, will include all standard proprietary notices prescribed by MediaNet, and will conform its use thereof to quality standards consistent with the high level of past practices for the use thereof. All right, title and interest in and to the MediaNet Marks, including all associated goodwill, and in any copyright or other proprietary right now existing or hereinafter created pursuant to this Agreement, will remain vested in MediaNet subject only to the rights of use granted in this Agreement.

MediaNet will use Company Marks only in accordance with all of the terms and conditions set forth herein or as otherwise approved by Company. MediaNet will exhibit and display such Company Marks in the exact form provided by Company, will not make or permit the making of any copies thereof in whole or in part except as required for the purposes herein specified, will not have the right to authorize others to use such Company Marks, will include all standard proprietary notices prescribed by Company, and will conform its use thereof to quality standards consistent with the high level of past practices for the use thereof. All right, title and interest in and to the Company Marks, including all associated goodwill, and in any copyright or other proprietary right now existing or hereinafter created pursuant to this Agreement, will remain vested in Company subject only to the rights of use granted in this Agreement.

7.3 Infringements. Each party will promptly notify the other of any apparently unauthorized use or infringement by third parties of any rights granted to it herein, and will reasonably cooperate in any action at law or in equity undertaken by the other party with respect to such unauthorized use or infringement. Neither party will institute any suit or take any action in connection with any such apparently unauthorized use or infringement of any of the other party’s rights without first obtaining the prior consent of such other party to do so, and such other party will have the sole right and discretion to determine whether or not any action will be taken on account of any such unauthorized uses or infringements.

8. Term and Termination

8.1 Term. This Agreement will become effective on the Effective Date and will continue for a period of three (3) years from the end of the Beta Period (“Initial Term”). After the expiration of the Initial Term, this Agreement will automatically renew for successive one (1) year terms (each a “Renewal Term,” the Initial Term and all Renewal Terms, the “Term”), subject to the termination provisions set forth below.

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8.2 Termination. Company and MediaNet will each have the right to terminate this Agreement effective immediately upon notice of a material breach of any obligation hereunder by the other party, if such material breach or failure is not cured within thirty (30) days following the date the non-breaching party gives the other party notice setting forth in reasonable detail the elements of such breach (“Breach Notice”). In addition, either party will have the right to terminate this Agreement at the conclusion of the Initial Term or the conclusion of the then current Renewal Term upon written notice received by the non-terminating party, (a) if by the Company, not less than thirty (30) days prior to the end of the Initial Term or the end of the then current Renewal Term, or, (b) if by MediaNet, not less than ninety (90) days prior to the end of the Initial Term or the end of the then current Renewal Term.

8.3 Events Upon Termination. Upon the expiration or termination of this Agreement for any reason, Company will promptly cease all use of the MediaNet Materials, including, without limitation, all copies of the Core Metadata Feed and Content Guide Feed, and immediately delete all full and partial copies of such MediaNet Materials from the Company Servers and Company’s computers, workstations and storage media, and, subject to Sections 7.1 and 7.2, MediaNet will promptly cease all use of Company Materials and Company Marks and immediately return such to Company. Company will provide MediaNet with written certification that all MediaNet Materials have been deleted in accordance with this Section 8.3. All payments that have accrued as of the date of termination or expiration, will be payable to MediaNet in full on such date; and all rights herein granted will revert to the granting party.

9. Representations and Warranties

9.1 By MediaNet. MediaNet represents, warrants and covenants that (a) it has the right, power and authority to enter into this Agreement and fully perform its obligations hereunder; (b) the terms of this Agreement that are applicable to MediaNet do not and will not conflict with any agreement between it and any other party; (c) to the best of MediaNet’s knowledge, the use of MediaNet Materials do not violate or infringe any intellectual property or other right of any third party; and (d) the execution, delivery and performance of this Agreement by MediaNet has been duly authorized by all necessary corporate action. To the extent the representations and warranties set forth in Subsections (a)-(c) of this Section 9.1 address MediaNet’s right to distribute the Sound Recordings and Core Metadata, such representations and warranties shall be subject to Company’s performance of its obligation set forth in Section 2.3.

9.2 By Company. Company represents and warrants that (a) it has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder; (b) the terms of this Agreement that are applicable to Company do not and will not conflict with any agreement between it and any other party; (c) to the best of Company’s knowledge, the use of Company Materials does not violate or infringe any intellectual property or other right of any third party; (d) it will abide by all requirements and restrictions contained herein and in the Content Supplier Agreements; (e) the Company Service will respect and fulfill all usage rules and security requirements contained herein and in the Content Supplier Agreements; (f) the data set forth in each Company Usage Report delivered to MediaNet is true and accurate; and (g) the execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary corporate action.

9.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, THE IMAGES ARE PROVIDED BY MEDIANET TO COMPANY AS-IS AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER. THE ENTIRE RISK ARISING OUT OF THE USE OF THE SOUND RECORDINGS, THE UNDERLYING MUSICAL WORKS, AND THE IMAGES REMAINS WITH COMPANY.

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10. Indemnification

10.1 Indemnification By MediaNet. MediaNet will indemnify, defend and hold harmless Company, its parents, affiliates, officers, directors, consultants, employees, successors and permitted assigns from and against any and all damages, losses, costs, expenses (including reasonable attorneys’ fees) and other liabilities arising from any and all actual or threatened claims, demands or actions brought by third parties arising from (a) any breach of any of the representations or warranties or agreements made by it hereunder, and (b) a claim that MediaNet Materials infringe any intellectual property or other right(s) of such party. Company will promptly notify MediaNet of any such claim. MediaNet will bear full responsibility for the defense (including any settlements) of any such claim. MediaNet will keep Company informed of, and consult with, Company in connection with the progress of any litigation or settlement of any such claim. Company will have the right, but not the obligation, to be represented by counsel of their choice and to participate in the defense of such claim; provided, however, that the expense of such counsel and such participation will be borne by Company. MediaNet will not have any right, without Company’s written consent, which will not be unreasonably withheld or delayed, to settle any such claim.

10.2 Indemnification By Company. Company will indemnify, defend and hold harmless MediaNet, its parents, affiliates, officers, directors, consultants, employees, successors and permitted assigns from and against any and all damages, losses, expenses (including reasonable attorneys’ fees) and other liabilities arising from any and all actual or threatened claims, demands or actions brought by third parties arising from (a) any breach of any of the representations, warranties or agreements made by it hereunder; (b) any collection or proceeding for sales taxes, including all transaction taxes imposed on the sale of taxable property or services to consumers of such property; (c) a claim that Company Materials infringe any intellectual property or other right(s) of such party; and (d) a claim that the distribution of any Sound Recordings and/or musical works embodied therein through the Company Service infringes any intellectually property or other right(s) of such party. MediaNet will promptly notify Company of any such claim. Company will bear full responsibility for the defense (including any settlements) of any such claim. Company will keep MediaNet informed of, and consult with, MediaNet in connection with the progress of such litigation or settlement of any such claim. MediaNet will have the right, but not the obligation, to be represented by counsel of their choice and to participate in the defense of such claim; provided, however, that the expense of such counsel and such participation will be borne by MediaNet. Company will not have any right, without MediaNet’s written consent, which will not be unreasonably withheld or delayed, to settle any such claim.

10.3 Limitation of Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LIQUIDATED, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS OPPORTUNITY, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; HOWEVER, THE FOREGOING LIMITATIONS WILL NOT APPLY TO AMOUNTS PAYABLE IN CONNECTION WITH EITHER PARTY’S INDEMNIFICATION OR CONFIDENTIALITY OBLIGATIONS.

10.4 Insurance. Company will maintain at all times during the Term and for three (3) years thereafter the following insurance with insurance carriers rated A- or better by A.M. Best: (i) commercial general liability insurance (including contractual liability), on an occurrence and not claims made basis, with at least a two million dollar ($2,000,000) limit for each occurrence, which coverage will among other things insure Company’s obligations under this Agreement; and (ii) standard errors & omissions liability insurance covering infringement of the proprietary rights of any third party, including without limitation copyright and trademark infringement as related to Company’s performance under this Agreement with minimum limits of three million dollars ($3,000,000) (provided that Company will endeavor to increase such limits to five million ($5,000,000) following the execution of this Agreement). The terms of coverage will be evidenced by certificates of insurance to be furnished to MediaNet upon execution of the Agreement and annually thereafter throughout the Term of the Agreement. All such insurance will be primary to any insurance carried by MediaNet as to matters for which Company is obligated to indemnify MediaNet under this Agreement.

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11. Confidentiality

11.1 Definition. For the purposes of this Agreement, “Confidential Information” means (i) all non-public information of a party and its affiliates, including information relating to the Company Service and the MediaNet Service and information pertaining to such party’s business strategy, activities and operations (whether as then being conducted or proposed to be conducted), reports, ideas, concepts, know-how, techniques, technology, designs, specifications, drawings, diagrams, data, code, marketing plans, strategies, customer lists, suppliers, sources of materials, financial information, pricing information, business relationships, employees, trade secrets, and other technical or business information and any information, data or reports prepared or compiled under this Agreement and (ii) the terms of this Agreement. Confidential Information will not be deemed to include any information which (w) is publicly known at the time of the disclosure; (x) becomes publicly known other than by breach of the terms of this Agreement; (y) becomes known to the disclosing party, without restriction, from a source free of any obligation of confidentiality; or (z) is independently developed by or already in the possession of the disclosing party without the benefit of the other party’s Confidential Information, as shown by valid records.

11.2 Restrictions. During the term of this Agreement and for three (3) years thereafter, each party agrees (a) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (b) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Notwithstanding the foregoing, each party may disclose Confidential Information of the other party (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, so long as such party notifies the other party sufficiently in advance of such disclosure to give such other party the reasonable opportunity to protect such information, or (ii) on a “need-to-know” basis, under a contractual obligation of confidentiality at least as strict as that set forth in this Section 11.2, to its legal counsel and accountants, and (with the prior approval of the disclosing party) banks and other financing sources (who are not competitors of the disclosing party) and their advisors.

12. Exclusivity

During the Term hereof Company will neither offer access to nor advertise or market any digital music service that offers the same or substantially similar services to the Company Service through the Company Application or Company media player.

13. General

13.1 No Agency or Joint Venture. The parties agree and acknowledge that the relationship of the parties is in the nature of independent contractors. This Agreement will not be deemed to create a partnership or joint venture, and neither party is the other’s agent, partner, employee, or representative.

13.2 Force Majeure. If because of an act of God, fire, riot or civil commotion, act of public enemy, rule, order or act of any government or governmental instrumentality (whether federal, state, local or foreign) or other cause of a similar or different nature not reasonably within MediaNet’s or Company’s control, as applicable (a “Force Majeure Event”), a party’s performance of its obligations under this Agreement or its normal business operations are delayed or become impossible, then, such party will have the option, by giving the other party written notice, to suspend its obligations hereunder for the duration of any such Force Majeure Event, provided that such party promptly upon discovery of the Force Majeure Event uses its commercially reasonable efforts to recommence performance of the affected obligations. If any Force Majeure Event continues for a period of sixty (60) consecutive days or more, the non-affected party will have the right to terminate this Agreement effective immediately upon notice to the affected party.

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13.3 Notices. Any notice, approval, consent, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes: (i) on the delivery date if delivered personally to the party to whom the same is directed or delivered by email to the appropriate email address set forth below or confirmed facsimile to the appropriate number set forth below; (ii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iii) five business days after the mailing date, whether or not actually received, if sent by certified mail, return receipt requested, postage and charges prepaid, to the address of the party to whom the same is directed as set forth below (or such other address as such other party may supply by written notice).

To MediaNet:	To Company:
MediaNet Digital 2401 Elliott Avenue Seattle, WA 98121 Attention: Legal and Business Affairs	CÜR Media, Inc. 2217 New London Turnpike South Glastonbury, CT 06073 Attn: Kelly Sardo
Phone: (206) 269-6000	Phone: (860) 430-1520
Fax: (206) 269-6100	Email PDF to ksardo@curmusic.com

13.4 Entire Agreement, Modification, Waiver. This Agreement, including the exhibits hereto, contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all previous agreements or arrangements between the parties hereto relating to the subject matter hereof. This Agreement cannot be changed or modified except by an instrument signed by authorized signatories of the parties. A waiver by either party of any term or condition of this Agreement in any instance will not be deemed or construed as a waiver of such term or condition for the future, or of any subsequent breach thereof. Should any provision of this Agreement be adjudicated by a court of competent jurisdiction as void, invalid or inoperative, such decision will not affect any other provision hereof, and the remainder of this Agreement will be effective as though such void, invalid or inoperative provision had not been contained herein.

13.5 Construction. This Agreement will be fairly interpreted and construed in accordance with its terms. Each party has had the opportunity to consult with counsel in the negotiation of this Agreement.

13.6 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

13.7 Remedies. To the extent permitted by applicable law, the rights and remedies of the parties provided under this Agreement are cumulative and in addition to any other rights and remedies of the parties at law or equity.

13.8 Headings. The titles used in this Agreement are for convenience only and are not to be considered in construing or interpreting the Agreement.

13.9 Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of New York without regard to N.Y. GOB. LAW §§ 5-901 and 5-903 and principles of conflict of laws. The parties agree that any action arising out of this Agreement shall be brought in the state or federal courts located in New York, irrevocably submit to the exclusive jurisdiction of any such court and waive any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.

13.10 Survival. The provisions of Sections 2.6 (“Retained Rights”), 3 (“Financial Terms”) and 4 (“Payment Terms and Audits”), solely to the extent such obligations remain outstanding under the Agreement, 6 (“Data & MediaNet Reporting”), 7.1(c) (“Use of Marks and Materials” (MediaNet’s use of Company Marks)), 8.3 (“Events upon Termination”), 9 (“Representations and Warranties”), 10 (“Indemnification”), 11 (“Confidentiality”) and 13 (“General”) will survive the expiration or earlier termination of this Agreement.

13.11 Assignment. Company may not assign this Agreement without MediaNet’s prior written approval, which approval shall not be unreasonably withheld

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IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this as of the Effective Date.

CÜR Media, Inc.		MUSICNET, INC. D/B/A MEDIANET DIGITAL, INC.

By:	Thomas Brophy	By:	Frank Johnson
Signature:	/s/ Thomas Brophy	Signature:	/s/ Frank Johnson
Title:	Founder & CEO	Title:	Chief Executive Officer
Date:	11/13/14	Date:	11/13/14

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Exhibit A

MediaNet Fees

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Exhibit B

Core Metadata and Content Guide Data

	Artist Data	Album Data	Track Data
Core Metadata	Unique Identifier Name

Unique Identifier

Name

Artist Names & Roles

Art Cover

Label

Genre

Release Date

UPC

Copyright

Duration

Type (Single, EP, etc.)

Explicit Lyrics Flag

Edited Flag

Credits

Artist Importance Ratings

Liner Notes

Classical (Composers, Conductor, Ensemble)

Unique Identifier Track Listing Track Artist Names & Roles Samples Duration ISRC Disk & Track Number
Content Guide Data

Biography

Extended Biography

Artist Images

Artist Roles & Genres

Similar Artists

Relations (influences, worked with)

History

Nationality

Birth/Death Date

Years Active

Awards and Nominations

Concert Tour Schedule & Tickets

Artist Website

Social (Tweets, Facebook updates)

Links to Interviews & News

Popularity ranking

		Album Synopsis Other Album Versions Original Release Date Popularity ranking Related Albums	Other track versions Related tracks

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Exhibit C

Reporting Feed Requirements

Upon request, Company will provide a feed or report which provides the following data:

•	Streams – plays, name & artist for each track or album, date, usage type

•	Any additional data agreed to by both parties

All applicable Content Supplier Costs will be paid by MediaNet to the Content Supplier (i.e., record labels and music publishers) based on the Usage Data calculated by MediaNet, and Company will pay the Content Supplier Costs based on such Usage Data as described in this Agreement.

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Exhibit D

MediaNet Web Services Definitions and Terms of Use

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Exhibit E

Formats and Bit-Rates

MediaNet will make the Sound Recordings available to Company in the following formats and bit-rates, subject at all times to Content Supplier requirements.

Format	Length	Bit Rates
MP3 Audio	Full length	320 kbps/256 kbps
	Full length	128 kbps
	30 second samples	128 kbps
AAC+ Audio	Full length	64 kbps
	30 second samples	64 kbps

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Exhibit F

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